UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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National Health Investors, Inc.

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National Health Investors, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 16, 2007

4:30 PM CDT

To Our Shareholders:

We cordially invite you to attend the Annual Meeting of the Shareholders (the "Meeting") of National Health Investors, Inc. (“NHI” or the "Company").  It will be held at the Center for the Arts, 110 W. College Street, Murfreesboro, Tennessee on Wednesday, May 16, 2007, at 4:30 p.m. CDT, for the following purposes:

1. To re-elect two directors;

2. To ratify the Audit Committee’s selection of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

3. To transact such other business as may properly come before the Meeting or any continuances of it.

The nominees for re-election as directors are Ted H. Welch and Richard F. LaRoche, Jr.  They currently serve as directors of the Company.

The Board of Directors has fixed the close of business on Tuesday, April 10, 2007, as the record date (the “Record Date”) for the determination of shareholders who are entitled to vote at the Meeting, including any continuances.

We encourage you to attend the Meeting.  Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card:

* FOR the re-election of Mr. Welch and Mr. LaRoche.

* FOR ratification of the Audit Committee’s selection of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Please sign, date and return the proxy card promptly in the enclosed envelope. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy card.

Richard F. LaRoche, Jr.

April 17, 2007

Secretary to the Board

Murfreesboro, Tennessee

NATIONAL HEALTH INVESTORS, INC.

100 Vine Street, Suite 1202

Murfreesboro, Tennessee 37130

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 16, 2007

The accompanying proxy is solicited by the Board of Directors of National Health Investors, Inc. (“NHI” or the “Company”) to be voted at the Annual Meeting of the Shareholders to be held on Wednesday, May 16, 2007, commencing at 4:30 p.m. CDT and at any continuances of the Meeting.  The Meeting will be held at the Center for the Arts, 110 W. College Street, Murfreesboro, Tennessee.  It is anticipated that this proxy material will be mailed on or about April 17, 2007, to all shareholders of record on Tuesday, April 10, 2007 (the “Record Date”).

A copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2006, including audited financial statements, is also enclosed.

You have the power and right to revoke the proxy at any time before it is exercised.  A proxy may be revoked by filing with the Secretary of the Company (i) a written revocation, or (ii) your proxy bearing a later date than the prior proxy.  Furthermore, if you attend the Meeting, you may elect to vote in person thereby canceling the proxy.

How We Count the Votes

*   Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company's Secretary who will determine whether or not a quorum is present.

*   Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter.  Accordingly, an abstention from voting on the election of a director will have the same legal effect as a vote "against" the matter even though the shareholder or interested parties analyzing the results of the voting may interpret such vote differently.

*    If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.  Accordingly, a "broker non-vote" may effect establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

*   A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of directors.  Shareholder approval is not required for ratification of the Audit Committee’s selection of BDO Seidman LLP as our independent registered public accounting firm.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The Board of Directors has fixed the close of business on Tuesday, April 10, 2007, as the Record Date.  The outstanding voting securities of the Company at the Record Date consisted of 27,756,091 shares of common stock, par value $.01 per share ("Common Stock").  Shareholders of record as of the Record Date are entitled to notice of and to vote at the Meeting or any continuances.  Each holder of the shares of Common Stock is entitled to one vote per share on all matters properly brought before the Meeting.  Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

The following information is based upon filings made by the persons or entities identified below with the Securities and Exchange Commission (the “SEC”).  Except as set forth below, on March 31, 2007,  no person was known to us to own beneficially more than 5% of the outstanding Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	W. Andrew Adams 100 Vine Street, Suite 1200 Murfreesboro, TN 37130	2,758,515(1)	9.9%
Common Stock	The Vanguard Group, Inc. P.O. Box 2600 V26 Valley Forge, PA 19482-2600	1,413,716	5.09%

(1)

This is ownership as defined by the SEC and not as defined in real estate investment trust regulations.

The following table represents the security ownership of management, showing the ownership of directors, named executive officers, and directors and executive officers as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Common Stock	W. Andrew Adams 100 Vine Street, Ste. 1200 Murfreesboro, TN 37130	2,758,515(1)	9.9%
Common Stock	Richard F. LaRoche, Jr. 2103 Shannon Drive Murfreesboro, TN 37129	603,476	2.1%
Common Stock	Robert A. McCabe, Jr. 211 Commerce St., Ste. 300 Nashville, TN 37201	16,028	*
Common Stock	Robert T. Webb 141 E. MTCS Road Murfreesboro, TN 37129	217,890	*
Common Stock	Ted H. Welch 611 Commerce St., Ste. 2920 Nashville, TN 37203	96,018	*
Common Stock	Kenneth D. DenBesten 100 Vine St, Ste. 1200 Murfreesboro, TN 37130	161,805	*
Common Stock	Roger R. Hopkins 100 Vine St, Ste. 1200 Murfreesboro, TN 37130	25,000	*
Common Stock	Donald K. Daniel 100 Vine Street, Ste. 1200 Murfreesboro, TN 37130	153,452	*
Common Stock	Charlotte A. Swafford 100 Vine Street, Ste. 1200 Murfreesboro, TN 37130	449,951	1.6%
Common Stock	All Directors and Executive Officers as a group – 9 people	4,482,135	16.2%

(1)

Mr. W. A. Adams expressly disclaims ownership in 222,307 shares which are owned by a private foundation of which he is a director.

(2)

Except as otherwise noted, all shares are owned beneficially with sole voting and investment power.  Included in the amounts above are 60,000 shares to Mr. LaRoche, 15,000 to Mr. McCabe, 45,000 to Mr. Webb and 60,000 to Mr. Welch, any or all of which may be acquired upon the exercise of stock options granted under the Company's 1997 Stock Option Plan. Included in the amounts above are 50,000 shares to Mr. DenBesten and 25,000 shares to Mr. Hopkins, any or all of which may be acquired upon exercise of stock options granted under the Company’s 2005 Stock Option Plan.

DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANT

   NHI is managed by its five-person Board of Directors.  A director may be removed from office for cause only.  Officers serve at the pleasure of the Board of Directors for a term of one year.  The following table gives information about our directors and executive officers

Name & Address	Age	Position	Expiration of term
W. Andrew Adams 100 Vine St, Ste. 1200 Murfreesboro, TN 37130	61	Director, President	2008
Richard F. LaRoche, Jr. 2103 Shannon Drive Murfreesboro, TN 37129	61	Director	2007
Robert A. McCabe, Jr. 211 Commerce St., Ste. 300 Nashville, TN 37201	56	Director	2008
Robert T. Webb 141 E. MTCS Road Murfreesboro, TN 37129	62	Director	2009
Ted H. Welch 611 Commerce St., Ste. 2920 Nashville, TN 37203	73	Director	2007
Kenneth D. DenBesten 100 Vine St, Ste. 1200 Murfreesboro, TN 37130	54	Senior Vice President, Finance and Secretary	-
Roger R. Hopkins 100 Vine St, Ste. 1200 Murfreesboro, TN 37130	45	Chief Accounting Officer	-
Donald K. Daniel 100 Vine Street, Ste. 1200 Murfreesboro, TN 37130	60	(former) Senior Vice President & Controller	2006

Charlotte A. Swafford 100 Vine Street, Ste. 1200 Murfreesboro, TN 37130	59	(former) Senior Vice President & Treasurer	2006

:

 (1) All directors except Mr. McCabe were first elected in 1991.  Mr. McCabe was initially elected in 2001.

(2) All officers serve one year terms.

W. Andrew Adams (President and Director) has been President and a director of the Company since its inception in 1991. Management Advisory Source, LLC, an entity solely owned by Mr. Adams, provides all operating services and personnel to the Company (see pages 10 and 21 of this Proxy for a description of our agreement with and fees paid to Mr. Adam’s company).  Mr. Adams was President and CEO of National HealthCare Corporation (“NHC”) until he resigned those positions in 2004, remaining as Chairman of its Board.  He has served National Health Realty, Inc. (“NHR”) since 1997 as President and Chairman of the Board, resigning his position as President in November 2004.  Mr. Adams serves on the Board of Directors of SunTrust Bank in Nashville, Tennessee.  He received his B.S. and M.B.A. degrees from Middle Tennessee State University.

Richard F. LaRoche, Jr. (Independent Director) has been a director of the Company since its inception in 1991.  Mr. LaRoche was Senior Vice President, Secretary and General Counsel of NHC through May 2002.  He served in similar positions with NHR.  Mr. LaRoche is a board member of NHC, NHR, and Lodge Manufacturing Company (privately owned).  He received a J.D. from Vanderbilt University and an A.B. from Dartmouth College.  Mr. LaRoche retired from all management responsibilities with NHC, NHI and NHR in May 2002.  Mr. LaRoche is a member of NHI’s Audit Committee.  Mr. LaRoche also serves as Secretary to the Board Of Directors and as Chairman of the Independent Directors Committee.

Robert A. McCabe, Jr. (Independent Director) has served as a director of the Company since February 2001.  Mr. McCabe is currently Chairman of Pinnacle Financial Partners in Nashville, Tennessee, but spent substantially all of his business life (March 1976 - October 1999) as a senior officer of First American National Bank or its subsidiaries.  His most recent positions were as Vice Chairman of the holding company and President of First American Enterprises.  Mr. McCabe received his M.B.A. from the University of Tennessee and graduated from the Advanced Management Program of Harvard Business School.  He serves as Chairman of the Cheekwood Botanical Gardens and Museum of Art, and serves on the Board of Directors of Boy Scouts of America (Chairman - Middle Tennessee Council), Ensworth School, SSC Service Solutions and PBIZ, Inc. (Audit Committee Chairman).  Mr. McCabe is Chairman of NHI’s Audit Committee, and is a member of the Compensation Committee, Nominating and Corporate Governance Committee, and Independent Directors Committee.

Robert T. Webb (Independent Director) has served as a director of the Company since its inception in 1991.  Mr. Webb is the owner of commercial buildings and rental properties in the Middle Tennessee area and is a subdivision developer.  Additionally, Mr. Webb is the President and principal owner of Webb's Refreshments, Inc., which has been in operation serving the Middle Tennessee area since 1976.  He attended David Lipscomb College and received a B.A. in business marketing from Middle Tennessee State University in 1969.  Mr. Webb is Chairman of NHI’s Nominating and Corporate Governance Committee, and is a member of the Audit Committee, Compensation Committee and Independent Directors Committee.

Ted H. Welch (Independent Director) has served as a director of the Company since its inception in 1991.   Mr. Welch serves on the Board of Directors of FirstBank, SSC Service Solutions and the U.S. Chamber of Commerce.  Mr. Welch received a B.S. from the University of Tennessee at Martin, attended the Graduate School of Management at Indiana University, and has received an Honorary Doctorate degree from Freed-Hardeman University.  Mr. Welch is Chairman of NHI’s Compensation Committee, and is a member of the Audit Committee, Nominating and Corporate Governance Committee, and Independent Directors Committee.

The following officers have performed their services to NHI during 2006 as a result of advisory agreements between NHI, NHC and Mr. Adams’ company, Management Advisory Source, LLC as described more fully on pages 7 and 14 of this Proxy.

Kenneth D. DenBesten (Senior Vice President, Finance and Secretary) joined NHC in 1992 and has served  NHI in that capacity since then.  He was named Secretary of the Company on December 31, 2006.  From 1987 to 1992, he was employed by Physicians Health Care, ultimately as Chief Operating Officer.  From 1984 to 1986, he was employed by Health America Corporation as Treasurer, Vice President of Finance and Chief Financial Officer.  Mr. DenBesten received a B.S. in business administration and an M.S. in finance from the University of Arizona.

Roger R. Hopkins (Chief Accounting Officer) joined the Company in 2006 and was named Chief Accounting Officer on December 31, 2006.  Until 2006, he was a partner in the Tennessee regional accounting firm of Rodefer Moss & Co, PLLC.  He was previously a senior manager in the Nashville, Tennessee office of Deloitte & Touche.  Mr. Hopkins received his B.S. degree in accounting from Tennessee Technological University in 1982 and is a Certified Public Accountant.

Donald K. Daniel served as Senior Vice President and Controller of the Company until December 31, 2006.  He joined NHC in 1977 as Controller, and has served NHI in that capacity since 1991.  He received a B.A. degree from Harding University and an M.B.A. from the University of Texas.

Charlotte A. Swafford served as Senior Vice President and Treasurer of the Company until December 31, 2006. She joined NHC in 1973, and has served NHI in the capacity as Treasurer since 1991. She received a B.S. degree from Tennessee Technological University.

Board of Directors and Committees of the Board

The Board of Directors held four meetings during 2006.  All directors were present at the meetings of the Board and committees on which they served.  The Company strongly urges, but does not require, directors to attend the Annual Meeting, and at the 2006 Annual Meeting all directors were in attendance.  The Board has identified Messrs. McCabe, Webb, Welch and LaRoche as independent directors pursuant to New York Stock Exchange Rule 303A.02, and all serve on the Audit Committee, and the first three named above on the Nominating and Corporate Governance Committee and Compensation Committee. The Nominating and Corporate Governance Committee met on February 16, 2007 and nominated Ted H. Welch and Richard F. LaRoche, Jr. for re-election at the Annual Meeting.

In 2006, the NHI Board created an “Independent Directors Committee” comprised of Mr. LaRoche, Mr. McCabe, Mr. Webb and Mr. Welch to negotiate with Mr. W. Andrew Adams in regard to an offer to purchase approximately 72% of the Company’s outstanding common stock on behalf of himself and a group of other persons.  Mr. LaRoche serves as the committee’s chairman.  During 2006, the Independent Directors Committee met eight times.

The Board has formed and chartered three subcommittees, the charters being published on NHI’s website at www.nhinvestors.com.  Each committee is comprised of at least three independent directors, and each committee is submitting a report in this proxy statement.  Each committee adopted its respective charter, which provides that the committees shall elect chairmen.  These committee meetings serve as the vehicle for regularly scheduled Executive Sessions of the non-management directors.  A presiding officer is elected by the non-management Board members at each Executive Session meeting that is held.

The Audit Committee has adopted procedures to receive and address complaints regarding accounting, internal control, and auditing issues.  The full Board has adopted the NHI Code of Business Conduct and Ethics and the NHI Valuesline program which are described both on the Company’s website and on page 15 of this Proxy under the heading “Shareholder Communications.”

Finally, we note that all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meet the Sarbanes-Oxley Act, SEC and NYSE definition of “independent board member”; additionally, the chairman of the Audit Committee, Mr. McCabe, meets the SEC’s definition of “Audit Committee financial expert,” and all four Audit Committee members are “financially literate” as required by the NYSE rules.  The Company maintains an “internal audit function” as required by NYSE rules to provide management and the audit committee with ongoing assessment of the Company’s risk management processes and system of internal control.  During 2006, the Company outsourced this internal audit function to Rodefer Moss & Co., a Tennessee regional accounting firm with significant experience in providing audit and non-audit related services to its SEC clients.

COMMITTEE REPORTS

Report of the Audit Committee

During 2006, we met formally four times and reviewed the Company's financial reporting process on behalf of the Board of Directors and shareholders. Management has the primary responsibility for the preparation of financial statements in the reporting process.  We retained BDO Seidman, LLP (“BDO”) as the independent registered public accounting firm to review the financial results of the first three quarters of 2006 and to audit the Company’s consolidated financial statements for the year ended December 31, 2006. Additionally, BDO was separately retained by us to provide the required attestation report on management’s assessment of NHI’s internal controls over financial reporting as of December 31, 2006 (hereinafter “§404 Internal Control Assessment”)  At the 2006 Annual Meeting, shareholders ratified our selection of BDO as the independent registered public accounting firm for the year ending December 31, 2006. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of NHI's audited consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of NHI’s §404 Internal Control Assessment.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements, which are included in the materials accompanying this proxy statement.  We met quarterly in executive session with the Company’s §404 Compliance Officer, the internal audit outsource firm and BDO.  We have discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and as required by SEC and NYSE rules. In addition, we have received from BDO the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.  As a matter of practice, each Audit Committee meeting contains an Executive Session during which Mr. Adams and management personnel are absent.  The aggregate professional fees by BDO for each of the following categories of services for the past three years are set forth below:

	2005	2006
Audit Fees (review of the Company’s financial statements included in Form 10-Q, audit of annual financial statements and Sarbanes-Oxley Section 404 attestation services)	$212,711	$324,147
Audit-Related Fees (assurance and related services to the audit)	$4,530 (1)	0
Tax Fees (tax compliance, tax advice and tax planning)	0	0
All Other Fees	0	0

(1) Fees associated with Form S-8 filing.

Our Pre-Approval Procedure requires the full Audit Committee to pre-approve any transaction with the independent registered public accounting firm, which was done.

In reliance on the reviews and discussions referred to above and the Restated Audit Committee Charter and legal requirements applicable for 2006, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements and §404 Attestation Report be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission and distribution to our shareholders.

Our members are listed below.  Each of us has been determined to be independent pursuant to New York Stock Exchange Rule 303.01 and Rule 303A.02.

Submitted by the National Health Investors, Inc. Audit Committee.

Robert A. McCabe, Jr., Chairman

Robert T. Webb

Ted H. Welch

Richard F. LaRoche, Jr.

Report of the Compensation Committee

Compensation Discussion and Analysis

The Compensation Committee consists of directors Robert A. McCabe, Jr., Robert T. Webb and Ted H. Welch.  We adopted a formal charter complying with the NYSE rules on January 26, 2004, and have published this charter on our website.  Effective November 1, 2004, NHI assigned its Advisory Agreement with NHC to a new company, Management Advisory Source, LLC (“MAS”) formed by NHI’s President and Board Chairman, W. Andrew Adams. From November 1, 2004 to October 1, 2006, Mr. Adams outsourced non-managerial functions of the Advisory Agreement, such as payroll processing, accounting, financing and the like to NHC. From the inception of the Company on October 17, 1991 until November 1, 2004, NHC served as the Advisor and NHI did not have any officers or employees who were not employed by NHC.

MAS, the Advisor, provides all necessary and appropriate services normally and customarily performed by employees, and sets compensation which is paid solely from the fees paid to the Advisor pursuant to its Advisory Agreement with the Company; thus we do not determine the compensation paid to NHI’s officers. The Company’s Advisor determines such compensation in accordance with the Advisory Agreement.  The details of this Advisory Agreement and the fees paid thereunder are more specifically described in “Certain Relationships and Related Transactions” on page 21 of this Proxy.

Accordingly, our duty is to recommend approval to the NHI Board of the terms of the fees paid pursuant to the Advisory Agreement.  We also determine any grants awarded to NHI’s officers under the NHI 2005 Stock Option, Restricted Stock and Stock Appreciation Rights Plan, as grants were made to employees of the Advisor during 2006 as set forth in the tables on pages 13 and 14 of this Proxy.  The purpose of these grants was to enable the Advisor to attract and retain employees to serve the needs of NHI.  The amortization of these grants over their five-year vesting schedule when added to the Advisor’s fee was within the overall maximum fee of 6% of net revenues as defined in the Advisory Agreement.  The Compensation Committee met in separate session on February 16, 2007, and ratified and affirmed the continuation of the Advisory Agreement through December 31, 2007 in accordance with its terms and conditions, which includes the right of termination without cause by either party on ninety days notice.  This recommendation was adopted the same day by the full Board.

In 2006, the Advisor earned a total fee of approximately $3,499,000 for providing all services under the terms in the Advisory Agreement. As described above, for the first three quarters of 2006, the Advisor contracted with NHC to provide all accounting and similar services that the Advisor was to supply to NHI, including the utilization of Mr. Daniel as Senior Vice President & Controller; Mr. DenBesten as Senior Vice President, Finance; and Mrs. Swafford as Senior Vice President & Treasurer. For the fourth quarter of 2006, MAS as Advisor was responsible for all accounting and Mr. Hopkins, as Chief Accounting Officer of NHI, prepared the annual consolidated financial statements and tendered the required certifications in Form 10-K to the SEC. Mr. Hopkins is assisted by other accounting staff of MAS. During the fourth quarter, MAS contracted with NHC to continue to perform accounting services in parallel with MAS’s staff.  NHC’s total involvement ended effective December 31, 2006.  Mr. Adams, as owner of MAS, compensates all employees and officers, and pays all services outlined in the Advisory Agreement from his Advisory fee. We relied on Mr. Adams and NHC for information in allocating compensation for such personnel in the following compensation tables in this Proxy.

After careful consideration and with specific review of both the total administrative and general expenses of a group of comparable companies (“The Peer Group”) as well as an examination of the Peer Group’s ratio of administration and general expenses to net revenues, we believe that our Advisory Agreement and the compensation paid are fiscally sound and productive, allowing NHI to continue to improve its competitive position.

The following table identifies the publicly-held healthcare REIT’s which we believe have a similar business model and characteristics to us, and compares the percentage of each company’s general and administrative expense to its revenues  as reported in their financial statements:

INDUSTRY COMPARISON General and administrative expenses as a percentage of revenue
12 Months Ended December 31	2006	2005
Omega Health Investors	10.1%	7.8%
LTC Properties, Inc.	9.5%	9.6%
Health Care REIT, Inc.	8.1%	6.0%
Senior Housing Properties Trust	8.1%	8.0%
Health Care Properties Investors	7.7%	7.6%
National Health Investors, Inc. (1)
(a) Advisory Agreement compensation	4.8%	4.0%
(b) Audit, legal, insurance and other expenses	2.7%	2.2%
Ventas, Inc.	7.4%	7.5%
Nationwide Health Properties	6.0%	7.3%
Universal Health Realty Trust	4.4%	4.3%
HRPT Properties Trust	4.0%	4.3%
National Health Realty	3.9%	5.5%

(1) Revenues are calculated net of facility operating expenses.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.  The Compensation Committee met formally one time during 2006.

  Submitted by the National Health Investors, Inc. Compensation Committee.

Ted H. Welch, Chairman

Robert A. McCabe, Jr.

Robert T. Webb

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c) (2)	(d) (2)	(e)	(f)	(g)	(h)	(i)	(j)
W. Andrew Adams	2006	(1)	-0-	-0-	-0-	-0-	-0-	-0-	(1)
Kenneth D. DenBesten	2006	293,597	225,000	329,150	49,033	-0-	-0-	-0-	896,780
Roger R. Hopkins	2006	70,000	29,000	-0-	7,379	-0-	-0-	-0-	106,379
Donald K. Daniel	2006	62,115	300,000	-0-	-0-	-0-	-0-	-0-	362,115
Charlotte A. Swafford	2006	62,115	300,000	-0-	-0-	-0-	-0-	-0-	362,115

(1)

NHI pays an Advisory Agreement fee to Management Advisory Source, LLC (“MAS”) a company wholly owned by Mr. Adams and described on pages 10 and 21 of this Proxy. In 2006, NHI’s expense record under the Advisory Agreement was $3,499,000 and is not reflected above as “salary” since it isn’t. Only Mr. Adams, Mr. DenBesten, Mr. Hopkins, Mr. Daniel, and Mrs. Swafford meet the SEC definition of “Executive Officer” for NHI, or were paid in excess of $100,000, and this expense is borne by Mr. Adams’ company, not NHI.

(2)

Information provided to us by Mr. Adams, or in the case of Mr. Daniel and Mrs. Swafford, NHC.

Grants of Plan-Based Awards during 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Restr-icted Stock Awards Number of Shares of Stock or Units (#)	All stock Option Awards Num- ber of Secur-ities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1) (2)	Grant Date Fair Value of Stock and Option Awards ($/Sh) (1) (2)
		Th-res-hold ($)	Tar-get ($)	Maxi- mum ($)	Thres-hold (#)	Tar- get (#)	Maxi- mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W. Andrew Adams	N/A	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0- -0-	-0- -0-
Kenneth D. DenBesten	3/9/06	-0-	-0-	-0-	-0-	-0-	-0-	50,000	50,000	-0- 26.10	26.10 26.10
Roger Hopkins	7/21/06	-0-	-0-	-0-	-0-	-0-	-0-	-0-	25,000	-0- 24.50	-0- 24.50

(1)

Restricted stock awards.

(2)

Stock option awards.

2006 Outstanding Equity Awards at Fiscal Year-End

	Options Awards					Restricted Stock Awards
Name	Number of Securities Under-lying Unex-ercised Options (#) Exer-cisable	Number of Securities Under-lying Unex-ercised Options (#) Unex-ercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
W. Andrew Adams	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Kenneth D. DenBesten	-0-	50,000	-0-	26.10	3/9/11	50,000	1,650,000	-0-	-0-
Roger Hopkins	-0-	25,000	-0-	24.50	7/21/11	-0-	-0-	-0-	-0-
Ted H. Welch	15,000 15,000 15,000 15,000	-0- -0- -0- -0-	-0- -0- -0- -0-	16.35 23.90 26.78 23.79	4/23/08 4/19/09 5/2/10 5/1/11	-0- -0- -0- -0-	-0- -0- -0- -0-	-0- -0- -0- -0-	-0- -0- -0- -0-
Robert T. Webb	15,000 15,000 15,000	-0- -0- -0-	-0- -0- -0-	23.90 26.78 23.79	4/19/09 5/2/10 5/1/11	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
Robert A. McCabe, Jr.	15,000	-0-	-0-	26.78	5/2/10	-0-	-0-	-0-	-0-
Richard F. Laroche, Jr.	15,000 15,000 15,000 15,000	-0- -0- -0- -0-	-0- -0- -0- -0-	16.35 23.90 \26.78 23.79	4/23/08 4/19/09 5/2/10 5/1/11	-0- -0- -0- -0-	-0- -0- -0- -0-	-0- -0- -0- -0-	-0- -0- -0- -0-

2006 Option Exercises and Stock Vested both Directors and Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	(Spread) Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
W. Andrew Adams	-0-	-0-	-0-	-0-
Kenneth D. DenBesten	-0-	-0-	-0-	-0-
Roger R. Hopkins	-0-	-0-	-0-	-0-
Ted H. Welch	-0-	-0-	-0-	-0-
Robert T. Webb	-0-	-0-	-0-	-0-
Robert A. McCabe, Jr.	15,000	33,450	-0-	-0-
Richard F. LaRoche, Jr.	-0-	-0-	-0-	-0-

2006 Pension Benefits (None)

The Company does not offer any pension benefit plans; thus, this table is not utilized.

2006 Nonqualified Deferred Compensation (None)

The Company does not maintain a deferred compensation plan; thus, this table is not utilized.

Equity Compensation Plan Notes

The 1997 Stock Option Plan.  The Company's grant or issuance of an incentive stock option under the 1997 Stock Option Plan has no federal income tax consequences to either the Company or the optionee.  Nor do any federal income tax consequences occur to either the Company or the optionee upon the optionee's exercise of his or her incentive stock option and purchase of Common Stock up to $100,000 per year, except that the difference between the fair market value of the stock purchased, pursuant to the exercise of the option and the amounts paid upon the option's exercise (the “Spread”), would be included in the optionee's alternative minimum taxable income for alternative minimum tax purposes.  For options purchased in excess of the $100,000 limit, or for options granted to non-employee directors, or which are not held for the time discussed in the next paragraph, the Spread is taxable as ordinary income to the optionee and deductible by the Company at the time of exercise.

After exercising the option, if the optionee holds the stock purchased for the requisite period under the Internal Revenue Code, then upon the optionee's disposition of the stock he or she will recognize capital gain (or loss) for federal income tax purposes on the amount of the difference between the optionee’s cost and the net proceeds of the sale.  The Company would not be entitled to a deduction upon such a disposition.  To be entitled to such capital gains treatment, the optionee must not dispose of the underlying stock within two (2) years after the date the option is granted or one (1) year after the option is exercised.

If the optionee disposes of the stock prior to such time, then the optionee will recognize ordinary income in an amount equal to the lesser of (i) the difference between the sales proceeds and the optionee's cost, or (ii) the difference between the fair market value of the stock on the date of exercise and the optionee's cost.  The balance of the gain on a premature disposition of the stock, if any, will be capital gain for federal income tax purposes. Such a premature disposition will entitle the Company to a deduction equal to the amount of ordinary income recognized by the optionee.

The 1997 Stock Option Plan permits options to be exercised for cash or by surrender of shares of Common Stock of the Company valued at the then fair market value.  Unless otherwise specifically provided in the option agreement, no option shall be transferable, other than by will, family gift, or the laws of descent and distribution.  All shares which may be issued under the plan and the exercise prices for outstanding options are subject to adjustment in the event that the number of outstanding shares of Common Stock will be changed by reason of stock splits, stock dividends, reclassifications or recapitalizations.  In addition, upon a merger or consolidation involving the Company, participants are entitled to shares in the surviving corporation.

The 2005 Stock Option Plan. The 2005 Stock Option Plan is administered by us and recommended to the Board for ratification.  The maximum number of shares of Company common stock which may be awarded and delivered under the 2005 Stock Option Plan shall be equal to the sum of 1,500,000 shares of Stock.  Options granted under the 2005 Stock Option Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (“Code”), or non-statutory stock options. The 2005 Stock Option Plan also continues the long-standing automatic grant of non-statutory options to the disinterested directors of the Board.  Pursuant to the terms of the Plan, disinterested directors will receive the option to purchase 15,000 shares once a year at the closing price of the shares on the date of the first annual shareholder meeting each year. The stock options are non-transferable except with Board approval and the maximum term is ten years from the date of grant. The Board is authorized to specify other terms and conditions of the grants. The options are granted at the fair market value of the Company’s stock on the date of grant.

The Committee may grant Stock Appreciation Rights and Restricted Stock Awards under the 2005 Stock Option Plan.  The terms and conditions of each SAR or Restricted Stock Award granted under the Plan shall be as specified by us, in its sole discretion and must be set forth in a written agreement between the Company and the participant, and shall be clearly identified therein as a SAR or Restricted Stock Award.

Incentive stock options may be granted only to employees of the Company or its subsidiaries. Non-statutory stock options, restricted stock awards and stock appreciation rights awards may be granted under the 2005 Stock Option Plan to employees and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted.  We treat Management Advisory Source, our advisor, as an affiliate.

We determine when options become exercisable. The means of payment for shares issued upon exercise of an award will be specified in each award agreement.  Under the 2005 Stock Option Plan, the exercise price may be payable in cash or by tendering shares of stock acceptable to us valued at fair market value as of the day of exercise, or in any combination thereof, provided, however, unless otherwise determined by us, no shares may be tendered unless such shares have been held by the participant for six (6) months or more.  In addition, we may permit a participant to elect to pay the Exercise Price upon the exercise of an incentive stock option or non-qualified stock option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the incentive stock option or non-qualified stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.  For non-qualified stock options and stock received from restricted stock awards or upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company.

The federal income tax consequences to the Company its affiliates and their employees of awards under the 2005 Stock Option Plan are complex and subject to change. There typically will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds shares acquired through the exercise of an incentive stock option for the later of two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he/she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option does not result in current, taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant's alternative minimum tax income.

 Non-qualified stock options granted under the 2005 Stock Option Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column(a)]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1997: 180,000 2005: 86,000	$24.14	1997: 57,800 2005: 1,361,000
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	266,000	-	1,418,800

Finally, we reviewed the amount and structure of our compensation as directors, again comparing our compensation  with that paid in our The Peer Group.  During 2006, the four (4) independent directors received compensation for their Board service in the amount of $3,000 per meeting attended, plus options to purchase 15,000 shares of Company stock based on the closing price of NHI the day of its Annual Shareholders Meeting. Mr. LaRoche received an additional $3,000 per quarter for services as Board Secretary.  The automatic grant of options to non-employee directors has previously been approved by our shareholders.  Mr. LaRoche elected to defer payment of certain of his director fees for 2006 and prior years.  The four members of the Independent Directors Committee additionally received $25,000, plus $3,000 for each one-hour or greater meeting attended for their services on that committee.  There were eight such meetings in 2006.  Mr. LaRoche, as Chairman, bills for his time spent outside of the committee  meetings at the same rate charged by the committee’s outside legal counsel.  Additionally, the Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.  Our review of the Peer Group indicated that our cash compensation is significantly below the norm.  However, the number of  automatic stock options granted to us are only equaled by one other company in the Peer Group.  As our option grants only have value if the Company’s trading price increases, we believe our total compensation package is prudent.  We did modify our compensation package by providing the Audit Committee Chairman an additional fee of $1,000 per meeting, starting in 2007.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Ted H. Welch	62,000	-0-	28,086	-0-	-0-	-0-	90,086
Robert T. Webb	62,000	-0-	28,086	-0-	-0-	-0-	90,086
W. Andrew Adams	-0-	-0-	0	-0-	-0-	-0-	0
Robert A. McCabe, Jr.	62,000	-0-	28,086	-0-	-0-	-0-	90,086
Richard F. LaRoche, Jr.	79,700	-0-	28,086	-0-	-0-	-0-	107,786

(d) This represents the amount of expense recorded by the company in 2006 for the automatic grant of 15,000 option shares at the price of the closing trade on NYSE on the date of the annual shareholder meeting.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities and Exchange Act of 1934 as amended requires officers, directors, and persons who own more than 10% of the Company's equity securities to file statements of changes in beneficial ownership (Forms 4 or 5) with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange.  Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file, and to file the forms with the SEC within two days of the transaction.  The Company reminds its officers and directors of this requirement monthly.

Based on review of the copies of such forms received by it and monthly statements provided by officers and directors, the Company believes that during 2006 all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were fulfilled and timely filed, except for notification of the exercise and the sale of 15,000 optioned shares by Mr. McCabe, which was filed late.

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, to review the composition of the Board of Directors, to develop, review and recommend governance policies and principles for the Company and to review periodically the performance of the Board of Directors.  The process we follow is to identify qualified individuals for Board membership and recommend them to the full Board for consideration.  This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company.  Nominations by shareholders should be sent to National Health Investors, Inc., 100 Vine Street, Suite 1202, Murfreesboro, Tennessee 37130, Attn: Nominating and Corporate Governance Committee.  Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation is made.  If the appropriate biographical information is provided on a timely basis we will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as we follow for candidates submitted by others.

In determining whether to recommend a candidate for the Board’s consideration, we look at various criteria including experience, an understanding of the health care industry, real estate, finance and accounting.  The principal qualification of a director is the ability to act successfully on the shareholders’ behalf.  We then evaluate each nominee and do an internal rank ordering.  Existing Board members are automatically considered by us for a term renewal.  We believe that the collective experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities.  We have not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

We held one meeting on January 26, 2006, which resulted in the nomination of Mr. Webb for re-election to the Board at the 2006 shareholders meeting.  The motion to nominate Mr. Webb was made by Mr. Welch, seconded by Mr. McCabe, and unanimously passed.  The committee met on February 16, 2007, and renominated Ted H. Welch and Richard F. LaRoche, Jr.  for re-election.  The motion to nominate both Mr. Welch and Mr. LaRoche was made by Mr. McCabe and seconded by Mr. Webb.  We note that no other candidates were presented to us for consideration.  Our nominees were assessed and chosen in accordance with the Committee charter principles, which charter is published on our website.

Submitted by the National Health Investors, Inc. Nominating and Corporate Governance Committee.

Robert T. Webb, Chairman

Robert A. McCabe, Jr.

Ted H. Welch

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory, Administrative Services and Facilities Agreement (the “Advisory Agreement”)

Services of Advisor.  Effective November 1, 2004, NHI assigned its advisory agreement with NHC to a new company, Management Advisory Source, LLC (“MAS”) formed by NHI’s President and Board Chairman, W. Andrew Adams. From November 1, 2004 to October 1, 2006, Mr. Adams outsourced non-managerial functions of the Advisory Agreement, such as payroll processing, accounting, financing and the like to NHC. NHI was not a party to this subcontract. The agreement between MAS and NHC was terminated in part effective October 1, 2006 and totally by December 31, 2006. The Advisor provides all necessary and appropriate services normally and customarily performed by employees, and sets compensation which is paid solely from the fees paid to the Advisor pursuant to its Advisory Agreement with the Company.  Under the Advisory Agreement, MAS is to use its best efforts (a) to present to NHI a continuing and suitable investment program consistent with NHI’s investment policies adopted by the Board of Directors from time to time; (b) to manage NHI’s day-to-day affairs and operations including the hiring and payment of all officers and employees; and (c) to provide administrative services and facilities appropriate for such management.  In performing its obligations under the Advisory Agreement, MAS is subject to the supervision of and policies established by NHI’s Board of Directors.

The Advisory Agreement is for a stated term which expires December 31, 2007.  The Agreement is thereafter on a year to year term.  During the initial term and all renewals, it is terminable at any time on 90 days notice.  NHI can terminate the Advisory Agreement for cause at any time.  For its services under the Advisory Agreement, the Investment Advisor is entitled to annual compensation in a base amount of $2,000,000, payable in monthly installments of $166,666, plus an incentive fee based on cash flow performance. There is an overall cap equal to 6% of net revenues as defined in the Agreement. The annual compensation expensed under the Advisory Agreement in 2006 was $3,499,000.  As described on page 7 of this Proxy, the Compensation Committee also made stock-based grants to MAS officers and employees resulting in compensation expense for financial reporting purposes in 2006 of $407,000. The total expense recorded under the Advisory Agreement in 2005 and 2004 was $3,599,000 and $2,300,000, respectively.

From the inception of the Company on October 17, 1991 until November 1, 2004, NHC served as the Advisor and NHI did not have any officers or employees who were not employed by NHC.  All of the salaries, related employment costs and other services were paid by the Advisor from its advisory fee.  A portion of employee bonuses, if any, could be allocated to the duties provided to us and were disclosed in proxy statements in prior years.

The Advisory Agreement with NHC was substantially similar to the current agreement with MAS in compensation and responsibilities.

Sale of Health Care Facilities.  In 2004, the Board approved the sale of nine health care facilities, which were acquired by NHI in foreclosure, located in Kansas and Missouri to SeniorTrust of Florida, Inc. (“SeniorTrust”), a nonprofit corporation, for approximately $33 million, financed by NHI.  The properties were sold as of January 1, 2005.  Director Robert T. Webb was on the board of directors of SeniorTrust at the time of the transaction.  Based upon the opinion of outside legal counsel, this transaction was not prohibited by existing law or regulation.  Furthermore, no payments were made to NHI by SeniorTrust during 2005. Effective June 30, 2006, Mr. Webb resigned from the SeniorTrust Board of Directors.

Pinnacle Financial Partners.  NHI has entered into an agreement with Pinnacle Financial Partners (“Pinnacle”) for a repurchase transaction, secured by government securities owned by Pinnacle and held by SunTrust Bank.  Mr. McCabe is Chairman of Pinnacle; however, based upon the opinion of outside legal counsel, this transaction is not prohibited by existing law or regulation.  The Board has determined that Mr. McCabe is independent because the amounts paid by Pinnacle to NHI are immaterial and do not meet the threshold amounts set forth in New York Stock Exchange Rule 303A.02(b)(v).

Family Relationships.  Mr. Adams’ son, Andrew Adams, is a member of the Board of Directors of Care Foundation of America, a borrower from the Company on six health care centers in Florida.

Comparison of Cumulative Total Return

Since the Company's creation in October 1991, the Company's cumulative total return as compared with the S & P 500 Index and all other publicly traded real estate investment companies (NAREIT Hybrid) is as shown in the graph on the inside cover of the Company’s annual report accompanying the Proxy Statement.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors have been divided into three groups.  Each group is elected for a three-year term and only one group is up for election each year.  Two directors have been nominated for re-election at the May 16, 2007 Meeting for a term of three years or until their successor is duly elected and qualified.

The Board’s Nominating & Corporate Governance Committee has nominated Mr. Ted H. Welch and Mr. Richard F. LaRoche Jr., both current directors of the Company, for re-election.  Unless authority to vote for the election of Mr. Welch and / or Mr. LaRoche has been specifically withheld, your proxy holder intends to vote for their election to hold office as a director for a term of three years or until their successor has been duly elected and qualified.

If the nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL I.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF AND

RELATIONSHIP WITH INDEPENDENT AUDITORS

The Audit Committee has retained BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.  Although a shareholder vote is not required, the Board submits this firm for approval by the shareholders.  BDO audited the Company’s consolidated financial statements for the years ended December 31, 2004, 2005 and 2006, and also provided the required Section 404 attestation.

If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, although the Audit Committee would not be required to select a different independent registered public accounting firm for the Company.  The Audit Committee retains the power to select another firm as the independent registered public accounting firm for the Company to replace the firm whose selection was ratified by the Company’s shareholders in the event the Audit Committee determines that the best interest of the Company warrants a change of its independent registered public accounting firm.

Representatives of BDO will be present at the Annual Meeting and will be given the opportunity to address the shareholders and respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL II.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has created the “NHI Valuesline” program in order to enable employees and shareholders to communicate with (on a non-identifiable basis if so desired), NHI executive officers, independent directors, and the NHI Board.  The Valuesline toll free number is 800-526-4064 and is answered by an independent contractor who transmits the communication to the Company’s internal auditor and establishes a date by which the caller can obtain a response to the communication, if so requested.  The internal auditor will forward any inquiries to or about executive officers or directors to the Office of the Secretary of the Company, Mr. DenBesten, who will coordinate any necessary communication and response.  All shareholder communications are relayed by that office to Mr. LaRoche as Secretary of the Board of Directors.

SHAREHOLDER PROPOSALS

December 18, 2007 is the date by which proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by us for inclusion in our Proxy Statement and form of proxy.  Proposals submitted after December 18, 2007 will be considered untimely for the 2008 Annual Meeting of Shareholders pursuant to SEC Rule 14a-5(e). Your submission of any proposal will be reviewed in accordance with the procedures found in SEC Regulation 14a-8, which we will supply upon request.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company.  The Company utilizes the services of Automatic Data Processing, Inc. to disseminate its proxy materials.  In addition to use of the mail, proxies may be solicited by directors and officers of the Company personally and by telephone, telegraph, or facsimile transmission.

WEBSITE INFORMATION

The NHI website (www.nhinvestors.com) contains information on the Company, including all public filings (Form 10-Qs, 10-Ks, Statements of Beneficial Ownership, 8-Ks and the like).  We also maintain the following documents on the website, all of which we hereby incorporate herein by reference as though copied verbatim:

- Corporate Governance Guidelines,

- The Restated Audit Committee Charter,

- The Compensation Committee Charter,

- The Nominating and Corporate Governance Committee Charter,

- Valuesline Information, and

- The NHI Code of Ethics.

The Code of Ethics has been adopted for all employees, officers and directors of the Company.  The website will also disclose whether there have been any amendments or waivers to the Code of Ethics.  To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request.  All of our press releases for the last two years can be accessed through the site’s press release page.  The website is updated regularly for any SEC filings and press releases.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Meeting, but if other matters properly come before the Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

s/Richard F. LaRoche, Jr.

Richard F. LaRoche, Jr.

Director and Board Secretary

April 17, 2007

Murfreesboro, Tennessee

PROXY
NATIONAL HEALTH INVESTORS, INC.
100 Vine Street, Suite 1202, Murfreesboro, Tennessee 37130
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints W. Andrew Adams and/or Richard F. LaRoche, Jr. as Proxies, each of them with power of substitution, to represent and vote on behalf of the undersigned all of the shares of National Health Investors, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Center for the Arts, 110 West College Street, Murfreesboro, Tennessee, on Wednesday, May 16, 2007 at 4:30 p.m. Central Daylight Time and at any continuances thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of and proxy statement for the meeting (receipt whereof is hereby acknowledged).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS I AND II.

I. ELECTION OF DIRECTORS	For nominees listed below:
01) Ted H. Welch 2) Richard F. LaRoche, Jr.	___ For All ___ Withhold For All ___ For All Except
To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below

II. PROPOSAL TO RATIFY THE AUDIT COMMITTEE'S SELECTION OF BDO SEIDMAN, LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2007.
____ FOR	____ AGAINST	____ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
*******

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS I AND II.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full name as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: __________________________
_________________________________________
Signature
_________________________________________
Signature, if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.